UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Paramount Skydance Corporation*

(Exact name of registrant as specified in its charter)

Delaware	99-3917985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Class B Common Stock, par value $0.001 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

*	The registrant is currently named Paramount Skydance Corporation. The registrant intends to amend its certificate of incorporation to change its name to “Skydance Corporation” in connection with the listing of its Class B common stock, par value $0.001 per share, on the New York Stock Exchange, expected on or about October 6, 2026.

EXPLANATORY NOTE

Paramount Skydance Corporation (the “Registrant”) is filing this Registration Statement on Form 8-A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of its Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”). The Registrant expects that listing and trading of the Class B Common Stock on Nasdaq will end at market close on or about October 5, 2026, and that trading will begin on the NYSE at market open on or about October 6, 2026. In connection with the transfer of such listing to the NYSE, the Registrant intends to amend and restate its certificate of incorporation to change the Registrant’s name to Skydance Corporation, also expected to be effective on October 6, 2026.

Item 1. Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Paramount Skydance Corporation Capital Stock” relating to the Registrant’s Class B Common Stock included in Exhibit No. 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, is incorporated herein by reference, except that any reference to Nasdaq is hereby amended to refer to the NYSE and, as previously disclosed in a Form 8-K filed with the SEC on April 7, 2026, (i) the authorized capital stock of the Registrant includes 7,000,000,000 shares of the Registrant's Class B Common Stock and (ii) the Registrant's Board of Directors may, with the prior written consent or approval of the holders of all outstanding shares of the Registrant's Class A Common Stock, declare and pay a dividend to the holders of Class B Common Stock without declaring and paying a corresponding dividend to the holders of Class A Common Stock. Additionally, upon the proposed amendment and restatement of the Registrant’s certificate of incorporation described above, any reference to Paramount Skydance Corporation will instead refer to Skydance Corporation, in addition to any other changes to the “Description of Paramount Skydance Corporation Capital Stock” resulting from such amendment and restatement and any related amendment to the bylaws as may be described in a current report of the Registrant on Form 8-K, or any other documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which changes shall be incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Exchange Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 5, 2026

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ David Ellison
Name: David Ellison
Title: Chief Executive Officer